Exhibit 10.18

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made and entered into on this 17th day of August, 2026 by and between FORT Robotics, Inc., a Delaware corporation (“FORT”), and Nathan Bivans (hereinafter, the “Executive”). This Agreement shall be effective as of the closing date (the “Closing”) of the merger (the “Merger”) evidenced by the Agreement and Plan of Merger (the “Merger Agreement”) by and among Newbury Street II Acquisition Corp (the “SPAC”), Merger Sub and the Company and certain other parties thereto (the “Effective Date”), provided that Section 3(d) below will be effective as of the date of this Agreement, and this Agreement and its terms will be in effect for three (3) years following the Effective Date (the “Term”). Capitalized terms not otherwise defined are as defined in Section 8 of this Agreement.

RECITALS

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, the Company and the Executive intend that this Agreement shall supersede and replace the offer letter between the Executive and the Company dated as of December 21, 2018; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms herein described.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company during the Term on the terms and conditions set forth herein. When the Term ends, the Company and the Executive agree to negotiate in good faith the terms and conditions of Executive’s employment with the Company following the Term.

2. Position and Duties of Executive. During the Term, the Executive shall be employed and serve as the CTO of the Company, reporting to the Company’s CEO, and shall have such duties typically associated with such position. The Executive shall faithfully and diligently perform all services as may be assigned to him by the CEO, and shall exercise such power and authority as may be delegated to him by the CEO. The Executive shall devote Executive’s full business time, attention and efforts to the performance of Executive’s duties under this Agreement, render such services to the best of Executive’s ability, and use Executive’s reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of Executive’s duties for the Company, or (iii) interferes with the exercise of Executive’s judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (w) serve on outside corporate or scientific advisory boards with prior notice and consent from the Board, (x) serve on civic or charitable boards or committees, (y) deliver lectures or fulfill speaking engagements, or (z) manage personal investments, so long as any such activities do not interfere with, conflict with or detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3. Compensation and Benefits.

(a) Base Salary. The Executive shall receive a Base Salary to be determined by the Board. In making its determination, the Board shall use as an advisory tool, the Base Salary determined to be at the 50th percentile for Executive’s position of CTO, as set forth in a compensation report to be prepared by Compensia within approximately fifteen (15) days following the date of this Agreement (the “50%”), with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or its Compensation Committee, be increased at any time or from time to time but may not be decreased from the then current Base Salary without the Executive’s consent.

(b) Bonuses. During the Term, the Executive shall be eligible to receive an annual bonus subject to the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives, as established and modified from time to time by the Compensation Committee or the Board in its sole discretion. Such performance criteria shall be established in good faith within sixty (60) days following the beginning of the applicable performance period and shall not thereafter be materially modified in a manner adverse to Executive without the Executive’s prior written consent. The Board shall, as of the Effective Date, set the Executive’s target bonus opportunity under such plan or program (the “Target Bonus”). In making its determination, the Board shall use the 50% as an advisory tool. The Target Bonus shall be based on satisfaction of performance criteria to be established by the Compensation Committee or the Board, provided that, depending on results, the Executive’s actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee or the Board, as applicable. Payment of any earned bonus for the fiscal year in which Executive commences employment will be pro-rated based upon the number of days Executive is employed during such year. Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards, but in no event later than 2 ½ months following the last day of the applicable Company fiscal year, and, except as otherwise provided herein, will be subject to Executive’s continued employment through the last day of the applicable Company fiscal year.

(c) Compensation/Benefit Programs. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices, policies, and programs maintained by the Company, as in effect from time to time, including without limitation, medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, 401(k) plans, and any and all other plans, fringe benefits and perquisites made available to the Company’s senior executives, in each case on a basis no less favorable than that provided to any other senior executive of the Company, subject to applicable law and the terms and conditions of the applicable plans.

(d) Equity Awards. The Company shall cause the Board to approve and grant to Executive, prior to the Effective Date, an award under the Company’s 2018 Equity Incentive Plan (the “Plan”) of restricted stock units (the “RSUs”), representing 1.06% of the Fully Diluted Shares. The RSUs shall vest over a three-year period following the vesting commencement date, which will be the date that the RSUs are granted by the Board (the “Grant Date”). On the Quarterly Vesting Date immediately following the expiration of the lock-up period (the “First Quarterly Vesting Date”), the number of RSUs that will vest will be equal to the total number of RSUs multiplied by the number of quarters elapsed between the Grant Date and the First Quarterly Vesting Date and divided by 12. Following the First Quarterly Vesting Date, the RSUs will vest quarterly for 1/12 of the total number of RSUs on each Quarterly Vesting Date, provided, in each case, that vesting will be contingent on Executive’s continued employment by the Company on each such vesting date. The RSUs shall be subject to the terms and conditions of the Plan and the written agreement governing the RSUs including any terms set forth in this Agreement.

For purposes of this Section 3(d), the following terms shall have the following meaning:

“Common Stock” means the common stock of FORT Robotics, Inc.

“Fully Diluted Shares” means the sum of (i) the shares of Common Stock issued and outstanding assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into Common Stock and (ii) the number of shares of Common Stock that are reserved for issuance under the Plan and not yet issued or subject to an outstanding award under the Plan, for both (i) and (ii) measured as of the Grant Date.

“Quarterly Vesting Date” means December 15, March 15, June 15 and September 15.

Subject to approval by the Board, Executive’s outstanding options to purchase shares of Common Stock (the “Options”) shall be amended, such that Executive shall be able to exercise the vested portion of the Options until the earliest of: (i) the date that is thirty-six (36) months following Executive’s last day of employment with the Company, unless Executive is terminated by the Company for Cause; (ii) the expiration date of each Option; (iii) the closing date of an Acquisition (as defined in the Plan); (iv) the effective date of a dissolution or liquidation of the Company; or (v) as otherwise permitted or required by the Plan (the “Option Extension”). To the extent that the Option Extension modifies an Option that is an in-the-money incentive stock option (“ISO”), such ISO shall become a nonqualified stock option on the date of such modification.

Executive shall be eligible to be considered for future equity awards as determined in the discretion of the Board or its Compensation Committee.

(e) Vacation. The Executive shall be entitled to paid vacation each calendar year during the Term in accordance with the terms of the Company’s then effective vacation or paid time off policy.

(f) Reimbursement of Reasonable Business Expenses. Subject to submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of reasonable business expenses of executive personnel, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive during the Term in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4. Termination.

(a) General. The Executive’s employment shall terminate, prior to the expiration of the Term, upon termination of Executive’s employment for any reason.

(b) Termination by the Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive’s employment for Cause. In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause. In the event that Executive’s employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations.

(c) Death. In the event that the Executive’s employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to (i) the Accrued Obligations and (ii) any insurance benefits to which Executive and Executive’s beneficiaries are entitled as a result of Executive’s death.

(d) Termination Without Cause or Resignation With Good Reason outside of a Change in Control of the Company. The Company may terminate Executive’s employment without Cause, and the Executive may terminate the Executive’s employment for Good Reason, at any time upon written notice. If Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in either case more than three (3) months prior to the date of a Change in Control or more than one year after a Change in Control, the Executive shall be entitled to the following, provided that, if the Company (i) does not offer to renew this Agreement or enter into a new agreement with no changes to the terms and conditions of this Agreement following the Term or (ii) offers to renew this Agreement or enter into a new agreement following the Term with base salary, annual bonus, employee benefits and vacation that are not as favorable to Executive as set forth in Sections 3(a), (b), (c) and (e) of this Agreement, and Executive does not accept this offer, the Executive’s employment will be deemed terminated by the Company without Cause.

(i) The Accrued Obligations;

(ii) A lump sum payment (the “Lump Sum Payment”) equal to six months of Executive’s then-current Base Salary; and

(iii) Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and Executive’s qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for the number of months determined in Section 4(d)(ii) above (or, if less, for the duration that such COBRA coverage is available to Executive). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive with a taxable lump sum payment in an amount equal to the then-unreimbursed monthly COBRA premiums.

(e) Termination by Executive Without Good Reason. The Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days written notice of such termination. In the event of a termination of employment by the Executive under this Section 4(e), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 4(e), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(f) Termination Without Cause or Resignation With Good Reason in connection with a Change in Control of the Company. If the Executive’s employment is terminated by the Company (or any entity to which the obligations and benefits under this Agreement have been assigned pursuant to Section 9(b)) without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in either case within three (3) months prior to a Change in Control or within the one-year period following a Change in Control, then the Executive shall be entitled to the following:

(i) The Accrued Obligations;

(ii) A lump sum payment (the “CIC Lump Sum Payment”) equal to twelve months of Executive’s then-current Base Salary;

(iii) Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and Executive’s qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for the number of months determined in Section 4(f)(ii) above (or, if less, for the duration that such COBRA coverage is available to Executive). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive with a taxable lump sum payment in an amount equal to the then-unreimbursed monthly COBRA premiums.

(iv) The vesting of each of the Executive’s then-outstanding unvested Equity Awards, excluding awards that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of the Executive’s employment with the Company (the “Performance-Based Equity Awards”), shall automatically accelerate and become fully vested and, if applicable, exercisable, and any forfeiture restrictions thereon shall immediately lapse, effective as of the date of such termination; the Performance-Based Equity Award shall become vested at the actual performance measured through the later of the Executive’s last day of employment and the consummation of the Change in Control, as determined by the Board.

(g) Release. All rights, payments and benefits due to the Executive under this Section 4 (other than the Accrued Obligations) shall be conditioned on the Executive’s execution of a general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A (the “Release”) and on that Release becoming irrevocable within 60 days following the Termination Date. The severance described in this Section 4 (other than Accrued Obligations) shall be paid no later than the first business day following the sixtieth (60th) day following the termination of employment of Executive, except as provided in Section 4(k)(iii) below if Executive is a “specified employee”, in compliance with the timeframe required under Section 409A as set forth herein, and the first payment will include the payments due and owing prior to that payment date but for the application of this sentence. If the Straddle Period (as defined below) spans two (2) calendar years, then the cash payments under this Section 4 (other than Accrued Obligations) shall first be made on the first business day in the second calendar year that occurs after the expiration of the sixty (60)-day period in which the Release must be delivered and effective, as described in this Section 4. The “Straddle Period” shall mean the sixty (60)-day period following a termination of employment in which the Release is to be executed and become irrevocable pursuant to this Section 4.

(h) 280G. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution to the Executive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The Company shall appoint a nationally recognized independent registered public accounting firm or other professional firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. In making such determinations, the professional firm shall take into account any amounts that may be excluded from the Payment pursuant to Section 280G, including as reasonable compensation for services rendered before or after the applicable change in ownership or control, and the Company shall cooperate in providing any information reasonably requested to support such treatment. The professional firm shall provide its calculations and reasonable supporting documentation to the Company and the Executive as soon as practicable. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive. If a reduction is required, the Executive may designate the order in which the Payments will be reduced, to the extent consistent with Section 409A. If the Executive does not make such a designation, the Payments shall be reduced in the manner determined by the professional firm to minimize the economic detriment to the Executive and comply with Section 409A.

If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then this paragraph shall apply, and the enforcement of this paragraph shall be the exclusive remedy to the Company. If, notwithstanding any reduction described in the immediately preceding paragraph hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

(i) Cooperation. Following the Term, the Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice with due consideration for Executive’s other business or personal commitments, in any matter relating to Executive’s position with the Company, or Executive’s expertise or experience as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which Executive was involved or potentially had knowledge by virtue of Executive’s employment with the Company. In no event shall Executive’s cooperation materially interfere with Executive’s services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for Executive’s reasonable and documented expenses in connection with Executive’s rendering assistance and/or cooperation under this Section 4(i) upon Executive’s presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 4(i).

(j) Return of Company Property. Upon the Termination Date, the Executive or Executive’s personal representative shall return all Company property in Executive’s possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, cell phones and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.

(k) Compliance with Section 409A.

(i) General. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

(ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii) Six-Month Delay for Specified Employees. If the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(iv) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(v) Taxable Reimbursements and In-Kind Benefits.

a. Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

b. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

c. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vi) Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A, except to the extent resulting from the Company’s failure to administer this Agreement in accordance with its express terms. The Company and the Executive shall cooperate in good faith to correct any documentary or operational failure under any correction procedure then available under applicable IRS guidance.

5. Restrictive Covenants.

(a) Confidential Information. The Executive shall continue to be subject to the terms of the Company’s Employee Invention Assignment, Confidentiality and Non-Competition Agreement (the “EIACA”) that Executive previously signed.

(b) Insider Trading Policies. Executive agrees that Executive shall comply with and be bound by the Company’s insider trading policies with respect to the securities of the Company as now in effect or hereafter adopted or amended.

(c) Clawback Provisions. All incentive and equity awards and payments shall be subject to the clawback policy of the Company, as now in effect or hereafter adopted or amended, and all applicable laws and rules and regulations of the stock exchanges and public market on which the securities of the Company are traded.

(d) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 5 or the EIACA may cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company and its Related Entities shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 5 or the EIACA by the Executive or any of Executive’s affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6. Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s employment will not conflict with or result in Executive’s breach of any agreement to which Executive is a party or otherwise may be bound;

(b) The Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c) In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information that Executive may have obtained in connection with employment with any prior employer.

7. Indemnification. Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time and will be subject to indemnification as required by the Company’s bylaws and the Indemnification Agreement to be entered into between Executive and the Company.

8. Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” means:

(i) all earned but unpaid Base Salary through the end of the Term;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Term;

(iii) any earned but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans;

(iv) any earned but unpaid Bonus with respect to any completed fiscal year that has ended on or prior to the end of the Term; and

(v) any earned but unused vacation pay.

(b) “Base Salary” means the salary provided for in Section 3(a) hereof or any increased salary granted to Executive pursuant to Section 3(a) hereof.

(c) “Beneficial Owner” shall have the meaning ascribed to such terms in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d) “Board” means the board of directors of FORT Robotics, Inc. before the Closing and the board of directors of the SPAC on and after the Closing.

(e) “Bonus” means any bonus payable to the Executive pursuant to Section 3(b) hereof.

(f) “Cause” means any of the following:

(i) Executive’s intentional unauthorized use or grossly negligent disclosure (defined as a gross departure from the ordinary standard of care) of the Company’s confidential information or trade secrets that could reasonably result in material harm to the Company;

(ii) Executive’s conviction of or plea of nolo contendere to a felony or to any crime involving moral turpitude (defined as that which includes an element of fraud or malice);

(iii) willful misconduct (defined as an intentional and deliberate act or omission undertaken with wrongful intent) or gross negligence (defined as gross departure from the ordinary standard of care) by the Executive;

(iv) a willful failure (defined as intentional disregard) by the Executive to carry out his material duties to the Company and failure by the Executive to remedy the failure after (a) being provided written notice from the Board setting out the specific deficiencies and (b) a reasonable opportunity of no less than ninety (90) days to cure the stated deficiencies.

(v) fraud, embezzlement, theft, or dishonesty of a material nature by the Executive against the Company or any Related Entity;

(vi) a willful material violation (defined as intentional disregard) by the Executive of a material policy or procedure of the Company or any Related Entity, resulting, in any case, in material, reputational or economic harm to the Company or any Related Entity;

(vii) a willful material breach by the Executive of this Agreement and failure by the Executive to remedy the failure after being provided (a) written notice from the Board setting out the specific deficiencies and (b) a reasonable opportunity of no less than ninety (90) days to cure the stated deficiencies; or

(viii) Executive’s willful failure (defined as intentional refusal or unwillingness) to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation and such cooperation is formally authorized by the Board.

(g) “CEO” means the Chief Executive Officer of the Company.

(h) “Change in Control” means the occurrence of any of the following events: (i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (iv), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company” means FORT Robotics, Inc. before the Closing and the SPAC on and after the Closing.

(l) “Compensation Committee” means the compensation committee of the Board.

(m) “CTO” means the Chief Technology Officer of the Company.

(n) “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity-based awards granted by the Company to the Executive.

(o) “Good Reason” means the occurrence of any of the following events or conditions, without the Executive’s express written consent:

(i) a material diminution in the Executive’s authority, duties, or responsibilities;

(ii) a change in reporting such that the Executive does not report to the CEO of the Company;

(iii) a material reduction by the Company in the Executive’s annual Base Salary; or

(iv) the relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment immediately prior to the Executive’s termination.

With respect to each of subsection (i), (ii), (iii), (iv) and (v) above, the Executive must provide notice to the Company of the condition giving rise to “Good Reason” within 60 days of the initial existence of such condition, and the Company will have 30 days following such notice to remedy such condition. The Executive must resign the Executive’s employment no later than 30 days following the Company’s failure to cure the Good Reason or written notice to the Executive that it will decline to do so.

(p) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

(q) “Related Entity” means any Person controlling, controlled by or under common control with the Company or any of its subsidiaries. For this purpose, the terms “controlling,” “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including (without limitation) the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(r) “Termination Date” means the date on which Executive’s employment ends, as determined by the Board.

9. Miscellaneous Provisions.

(a) Taxes. All payments or transfers of property made by the Company to the Executive or Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(b) Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

(c) Governing Law and At-will nature of Employment. Except as expressly set forth herein, this Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of Pennsylvania, without giving effect to the principles of conflict of laws. Executive’s employment with the Company is employment at-will, which means either Executive or the Company may terminate Executive’s employment at any time and for any reason subject to the provisions of Section 4 of this Agreement.

(d) Arbitration and Collective Action Waiver. To the fullest extent permitted by law, Executive and the Company agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (1) Executive may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (2) the Company may have against Executive, arising out of or related to Executive’s employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company or discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, Executive and the Company agree that no class or collective actions can be asserted in arbitration, court, or any other forum. All claims must be brought solely in Executive or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

Notwithstanding the foregoing, nothing in this arbitration provision restricts: (w) Executive’s right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action or collective action basis; (x) Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict the Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (y) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with violations of restrictive covenants and/or the misappropriation of a party’s private, proprietary, confidential or trade secret information.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN EXECUTIVE AND THE COMPANY.

The arbitration shall be conducted in Pennsylvania through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision. The JAMS rules may be found at https://www.jamsadr.com/rules-employment. If Executive is unable to access these rules, the Company will provide Executive with a hardcopy upon Executive’s request. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Executive and the Company agree that this arbitration provision shall be governed by the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law. Should any portion of this provision be found unenforceable, it shall be severed and the remaining provisions shall remain in full force and effect.

(e) Entire Agreement. This Agreement, together with the exhibit attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

(f) Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by electronic mail transmission (with receipt verified by electronic confirmation). Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon receipt by the addressee, as evidenced by the return receipt or electronic confirmation thereof. Notice shall be sent (i) if to the Company, addressed to the Company’s headquarters, Attention: the Board, and (ii) if to the Executive, to Executive’s address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

(g) Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

(h) Right to Consult with Counsel. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully and having had the opportunity to consult with counsel of Executive’s own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.

(i) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

(j) Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

(k) Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of the Company’s or Executive’s breach of any term or provision of this Agreement. Each party shall bear its own costs and attorneys’ fees.

(l) No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In the event of any termination of the Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for hereunder.

(m) Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(n) No Third-Party Beneficiary. The Related Entities are intended third party beneficiaries of this Agreement. Otherwise, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(o) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

[Signature Page to Amended and Restated Executive Employment Agreement Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

FORT Robotics, Inc.	Executive

/s/ Samuel Reeves	/s/ Nathan Bivans
Print Name: Samuel Reeves	Nathan Bivans
Title: Chief Executive Officer

[Signature Page to Amended and Restated Executive Employment Agreement]

Exhibit A

General Release of Claims

1. Nathan Bivans (“Executive”), for Executive and Executive’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 4 of the Amended and Restated Executive Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge FORT Robotics, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, owners, employees, shareholders, subscribers, attorneys or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, wrongful discharge or termination, of emotional distress, defamation, physical injury, claims for additional compensation or benefits arising out of Executive’s employment or Executive’s separation of employment, claims under Title VII of the 1964 Civil Rights Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act (“ADEA”) or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. Executive hereby acknowledges that Executive is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the Released Parties. With knowledge of this principle, Executive hereby agrees to expressly waive any rights Executive may have to that effect. Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including but not limited to any claims for enforcement of this General Release of Claims. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Employment Agreement. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which the Executive is entitled under COBRA, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies (including any rights under Section 7 of the Employment Agreement), (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) rights to vested benefits under the Company’s 401(k) plan, and (vi) any rights as a holder of equity securities of the Company.

2. Executive understands that nothing in this Release shall in any way limit or prohibit Executive from engaging in any protected rights as nothing contained herein, impedes or restricts Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this General Release of Claims does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This General Release of Claims does not limit Executive’s right to receive an award for information provided to any Government Agencies or prohibit Executive from providing truthful information in response to a subpoena or other legal process.

3. To the fullest extent permitted by law, at no time subsequent to the execution of this General Release of Claims will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have, have ever had, or may in the future have against Released Parties, which is based in whole or in part on any matter released by this General Release of Claims. Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this General Release of Claims be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

4. Executive acknowledges that, in the absence of Executive’s execution of this General Release of Claims, the Severance Benefits would not otherwise be due to him.

5. Executive acknowledges and agrees that Executive received adequate consideration in exchange for agreeing to the covenants contained in Section 5 of the Employment Agreement and the EIACA (as defined therein), that such covenants remain reasonable and necessary to protect the legitimate business interests of the Company and its affiliates and that Executive will continue to comply with those covenants.

6. Executive hereby acknowledges that the Company has informed him that Executive has up to 21 days to sign this General Release of Claims and Executive may knowingly and voluntarily waive that 21-day period by signing this General Release of Claims earlier. Executive also understands that Executive shall have seven days following the date on which Executive signs this General Release of Claims within which to revoke it by providing a written notice of Executive’s revocation to the Company.

7. Executive acknowledges and agrees that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of [state of employee residence] applicable to contracts made and to be performed entirely within such State.

8. Executive acknowledges that Executive has read this General Release of Claims, that Executive has been advised that Executive should consult with an attorney before Executive executes this general release of claims, and that Executive understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

9. Subject to the protected rights set forth in Section 2 above, and otherwise to the fullest extent permitted by applicable law, Executive agrees that Executive will not, directly or indirectly, disparage or make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) negative remarks regarding the Company and/Released Parties or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees and affiliated entities, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution.

The Company agrees that its executive officers and Board members while they are in service with the Company will not, directly or indirectly, disparage or make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) negative remarks regarding the Executive with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution.

10. This General Release of Claims is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of the Released Parties, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This General Release of Claims shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

11. By signing below, Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California or any applicable law that is substantially similar to Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive does not intend to release claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator.

Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in [state of employee residence] through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12. It is expressly agreed that this General Release of Claims may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this General Release of Claims, executed by authorized representatives of each of the parties to this General Release of Claims. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

This General Release of Claims shall become effective on the eighth day following Executive’s execution of this General Release of Claims, unless revoked in accordance with paragraph 6, above.

Intending to be legally bound hereby, Executive has executed this General Release of Claims on [____].

Executive

Nathan Bivans